Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

TUFCO TECHNOLOGIES, INC.

at

$6.07 Net Per Share in Cash

by

PACKERS ACQUISITION SUB, INC.

an indirect wholly-owned subsidiary of

GRIFFIN HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 6, 2014, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

January 9, 2014

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated January 9, 2014 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Packers Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Griffin Holdings, LLC, a New York limited liability company (“Sponsor”), to purchase all the shares of common stock, par value $0.01 per share (“Shares”) of Tufco Technologies, Inc., a Delaware corporation (the “Company”), that are issued and outstanding for $6.07 per share (such amount being the “Per Share Amount”), net to the seller in cash, without interest and subject to applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $6.07 per Share, net to you in cash, without interest and subject to applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. After careful consideration, the Board of Directors of the Company has unanimously adopted resolutions, among other things: (i) determining that the terms of the Agreement and Plan of Merger, dated as of December 20, 2013, by and among Purchaser, Tufco Holdings, LLC, a Delaware limited liability company and beneficial owner of Purchaser (“Parent”), and Company (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the Company and the

1.

Company’s stockholders, (ii) determining that neither Parent nor Purchaser is an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) adopting and approving the Merger Agreement, and approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and determining that the Merger shall be governed by Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Expiration Time (as defined in the Offer to Purchase) (iv) declaring advisable the Merger Agreement, and (v) recommending that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement.

4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time at the end of the day on February 6, 2014, unless the Offer is extended.

5. The Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to Expiration Date (unless the Offer is extended pursuant to and in accordance with the terms of the Merger Agreement, in which event Expiration Date will mean the latest time and date at which the Offer, as so extended, will expire) that number of Shares that, together with the Shares then beneficially owned by Parent or Purchaser or any other subsidiary of Parent, represent at least a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all in-the-money options and other rights to acquire Shares that are outstanding immediately prior to the acceptance of Shares for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time of the Merger)), (b) Parent or Purchaser (either directly or through any of its Subsidiaries) shall have received the proceeds of the Equity Commitment Letter (as defined in the Offer to Purchase) and the Debt Commitment Letter (as defined in the Offer to Purchase) and (c) there not having been a “Company Material Adverse Effect” (as defined in the Offer to Purchase) since the date of the Merger Agreement. See Section 15 of Offer to Purchase — “Conditions to the Offer.” The Offer is also subject to certain other conditions contained in the Offer to Purchase.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

2.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares

of

TUFCO TECHNOLOGIES, INC.

The undersigned acknowledge(s) receipt of this letter and the enclosed Offer to Purchase, dated January 9, 2014, and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Packers Acquisition Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Griffin Holdings, LLC, a New York limited liability company, to purchase all the shares of common stock, par value $0.01 per share (“Shares”), of Tufco Technologies, Inc., a Delaware corporation, that are issued and outstanding.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                     , 2014

Number of Shares To Be Tendered:

             Shares1

SIGN HERE

Signature(s)

Please type or print names(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

[1]	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

3.